April 27, 2010

Medium-Term Notes, Series D

No. 2010-MTNDD536

relating to Preliminary Pricing Supplement No. 2010-MTNDD536 dated April 27, 2010

to Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25  Index Fund

due June 28, 2011

The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares® FTSE/Xinhua China 25 Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 18% to 22%, which we refer to as the upside payment, if the share price on the valuation date is, at all, above the initial share price. If, on the other hand, the share price on the valuation date is at or below the initial share price, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease from the initial share price. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Underwriting fee and issue price” below)
Pricing date:	May , 2010 (expected to price on or about May 24, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)
Original issue date:	May , 2010 (three business days after the pricing date)
Maturity date:	June 28, 2011
Underlying shares:	iShares® FTSE/Xinhua China 25 Index Fund (Bloomberg: FXI UP)
Payment at maturity:

If final share price is greater than initial share price,

•   $10 + the upside payment

If final share price is less than or equal to initial share price,

•   $10 x share performance factor

This amount will be less than or equal to the stated principal amount of $10.

Upside payment:	$1.80 to $2.20 per security (18% to 22% of the stated principal amount) (to be determined on the pricing date). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security.
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	June 23, 2011, subject to postponement for certain market disruption events
Share performance factor:	final share price / initial share price
CUSIP:	17314V320
ISIN:	US17314V3208
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.200	$9.800
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.9250 per security. Please see “Syndicate Information” on page 7 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.200 for each security they sell. See “Fees and selling concessions” on page 6. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by an investor. See “Syndicate Information” on page 7. For additional information, see “Plan of Distribution; Conflict of Interests” in the accompanying pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement filed on April 27, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510094969/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

Investment Overview

The Jump Securities

The Jump Securities based on the Price of the FTSE/Xinhua China 25 Index Fund due June 28, 2011 can be used:

■	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares appreciate in value at all
■	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

The securities are exposed on a 1:1 basis to the negative performance of shares of the iShares® FTSE/Xinhua China 25 Index Fund.

Maturity:	13 Months

Upside payment:	$1.80 to $2.20 (18% to 22% of the stated principal amount)

Principal protection:	None

iShares® FTSE/Xinhua China 25 Index Fund Overview

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company, and seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on April 26, 2010:

Bloomberg Ticker Symbol:	FXI UP

Current Share Price:	$42.07

52 Weeks Ago (on 4/27/2009):	30.89

52 Week High (on 11/16/2009):	46.35

52 Week Low (on 4/28/2009):	30.51

April 2010	Page 2

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

Key Investment Rationale

Investors will receive a positive return on the securities if the share price on the valuation date is above the initial share price.

Payment Scenario 1	The final share price value is greater than the initial share price. In this scenario, each security redeems for $11.80 to $12.20 per security (118% to 122% of the stated principal amount), as determined on the pricing date. Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security, and your return may be less than if you invested in the underlying shares directly.

Payment Scenario 2	The final share price is less than or equal to the initial share price. In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying shares from the initial share price. There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 10)

■	No guaranteed return of principal.

■	No interest payments.

■	Appreciation potential is fixed and limited.

■

The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the FTSE/Xinhua China 25 Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

■	The securities are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

■	Investing in the securities exposes investors to risks associated with investments in securities linked solely to the value of Chinese equity securities.

■	The securities are subject to currency exchange rate risk.

■	Investing in the securities is not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks underlying the FTSE/Xinhua China 25 Index.

■	Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the securities.

■	The underlying shares and the FTSE/Xinhua China 25 Index are different.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The antidilution adjustments do not cover every event that could affect the shares of the iShares® FTSE/Xinhua China 25 Index Fund.

■	The securities will not be listed on any securities exchange and secondary trading may be limited.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

■	The U.S. federal income tax consequences of an investment in the securities are unclear.

April 2010	Page 3

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus. At maturity, if the final share price is greater than the initial share price an investor will receive for each $10 stated principal amount of securities that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment. However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price. The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
May , 2010 (expected to price on or about May 24, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)	May , 2010 (three business days after the pricing date)	June 28, 2011, subject to postponement due to a market disruption event

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (Bloomberg: FXI UP)
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:

If the final share price is greater than the initial share price,

        $10 + the upside payment

If the final share price is less than or equal to the initial share price,

        $10 x share performance factor

This amount will be less than or equal to the stated principal amount of $10.

Upside payment:	$1.80 to $2.20 per security (18% to 22% of the stated principal amount) (to be determined on the pricing date). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security.
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	June 23, 2011, subject to postponement for certain market disruption events
Share performance factor:	(final share price / initial share price)
Postponement of maturity date:

If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the second business day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 10.
Clearing and settlement:	DTC

April 2010	Page 4

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	17314V320
ISIN:	US17314V3208
Tax considerations:

Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing the securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result based on current law:

•   A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•   Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of the securities. Special rules apply to non-U.S. investors who are present in the United States for 183 days or more in a taxable year or whose gain on the securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.

April 2010	Page 5

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA and IRA considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement for more information.

Fees and selling concessions:

Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.200 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.200 for each security they sell. The underwriting fee and selling concession payable in connection with sales of the securities may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the securities, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

April 2010	Page 6

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	$0.2000	$0.2000
$ $1,000,000 and < $3,000,000	$9.9625	$0.1625	$0.1625
$ $3,000,000 and < $5,000,000	$9.9438	$0.1438	$0.1438
$ $5,000,000	$9.9250	$0.1250	$0.1250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2010	Page 7

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares. The graph is based on the following terms:

Stated principal amount:	$10 per security

Hypothetical upside payment:	$2.00 (20% of the stated principal amount)

Minimum payment at maturity:	None

Principal protection:	None

How it works

■

Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.00 per security. In the payoff diagram above, an investor will receive $12.00 per security, the stated principal amount plus the hypothetical upside payment, at any final share price greater than the initial share price.

■

Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount). There is no minimum payment at maturity on the securities.

April 2010	Page 8

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10  +  Upside Payment

The upside payment will be $1.80 to $2.20 per security, to be determined on the pricing date.

If the final share price is less than or equal to the initial share price:

$10  ×  Share Performance Factor

Principal		Share Performance Factor

$10	×	final share price
initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

April 2010	Page 9

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying preliminary pricing supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

■

The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

■

The appreciation potential of the securities is fixed and limited. Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount) even if the final share price is significantly greater than the initial share price. The actual upside payment will be determined on the pricing date. See “How the Jump Securities Work” on page 8 above.

■

The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market. We expect that generally the price of the underlying shares on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the price of the underlying shares, the securities will trade differently from the underlying shares. Other factors that may influence the value of the securities include:

■	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares and the stocks composing the FTSE/Xinhua China 25 Index,

■	dividend rates on the underlying shares and on the stocks composing the FTSE/Xinhua China 25 Index,

■	spot and forward exchange rates of the Hong Kong dollar, in which securities underlying the FTSE/Xinhua China 25 Index trade, relative to the U.S. dollar,

■	intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries,

■	interest and yield rate levels in the United States and Hong Kong, and the differentials between such levels,

■	volatility of the Hong Kong dollar/U.S. dollar exchange rates,

■	geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the underlying shares, the Hong Kong securities market or the foreign exchange markets,

■	time remaining to maturity of the securities,

■	the occurrence of certain events affecting the underlying shares that may or may not require an antidilution adjustment, and

■	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the underlying shares based on their historical performance. The price of the underlying shares may decrease below the initial share price so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the price of the underlying shares below the initial share price. There can be no assurance that the price of the underlying shares will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment. The prices of the underlying shares may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 15. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

■

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

April 2010	Page 10

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due June 28, 2011

The Jump Securities

■

There are risks associated with investments in securities linked solely to the value of Chinese equity securities. The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the underlying shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government. Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the underlying shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

■

The securities are subject to currency exchange rate risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this pricing supplement called “Historical Information” page 15 below. You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.

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Investing in the securities is not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks underlying the FTSE/Xinhua China 25 Index. Investing in the securities is not equivalent to investing in the underlying shares, the FTSE/Xinhua China 25 Index or the stocks that constitute the FTSE/Xinhua China 25 Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the FTSE/Xinhua China 25 Index. In addition, investors do not have the right to exchange their securities for underlying shares at any time.

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Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the securities. The investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. FTSE Xinhua Index Limited (“FXI”) is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index. FXI may add, delete or substitute the stocks constituting the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index. FXI may discontinue or suspend calculation or publication of the FTSE/Xinhua China 25 Index at any time. In these circumstances, the calculation agent will have the sole discretion to

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substitute a successor index that is comparable to the discontinued FTSE/Xinhua China 25 Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the FTSE/Xinhua China 25 Index are different. The performance of the underlying shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index because the iShares® FTSE/Xinhua China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index. It is also possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index or due to other circumstances. The Investment Adviser may invest up to 10% of the iShares® FTSE/Xinhua China 25 Index Fund’s assets in securities not included in the FTSE/Xinhua China 25 Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets as a result of dealer discounts, mark-ups or other transaction costs.

■

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

■

The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities. Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share performance factor and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event, or discontinuance of the FTSE/Xinhua China 25 Index, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the underlying shares and the FTSE/Xinhua China 25 Index), including trading in the underlying shares and the stocks composing FTSE/Xinhua China 25 Index and in other instruments linked to the underlying shares or the FTSE/Xinhua China 25 Index. Citigroup Global Markets and some of our other affiliates also trade the underlying shares and other financial instruments related to the underlying shares and the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an

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alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Shares

The iShares® FTSE/Xinhua China 25 Index Fund

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. BlackRock Fund Advisors (“BFA”) is the investment adviser to the fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. The fund’s investment objective and the underlying index may be changed without shareholder approval. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol FXI. The fund is registered as part of the iShares® Trust, a registered investment company. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. Neither we nor the underwriter makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”). See “Annex A—The FTSE/Xinhua China 25 Index” in these preliminary terms.

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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 1, 2005 through April 26, 2010. The closing price of the underlying shares on April 26, 2010 was $42.07. We obtained the information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® FTSE/Xinhua China 25 Index Fund (CUSIP 464287184)	High	Low	Period End
2005
First Quarter	$19.30	$17.33	$18.22
Second Quarter	19.07	17.66	19.05
Third Quarter	21.96	18.89	21.39
Fourth Quarter	21.50	18.90	20.51
2006
First Quarter	24.85	20.99	24.71
Second Quarter	27.92	21.97	25.57
Third Quarter	27.34	24.47	27.05
Fourth Quarter	37.37	27.10	37.10
2007
First Quarter	38.85	30.50	34.15
Second Quarter	43.31	34.92	42.91
Third Quarter	60.67	39.96	60.16
Fourth Quarter	72.91	53.75	56.82
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18
2009
First Quarter	31.58	22.80	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.10
Second Quarter (through April 26, 2010)	44.59	41.94	42.07

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The following table sets forth the published high, low and end-of-quarter exchange rates for the Hong Kong dollar (“HKD”) relative to the U.S. dollar (“USD”) for each quarter in the period from January 1, 2005 through April 26, 2010, and the related graph sets forth the exchange rates of the HKD relative to the U.S. dollar for the same period.

The exchange rate for the HKD is expressed as the number of Hong Kong dollars per one U.S. dollar. As a result, a decrease in the exchange rate means that the HKD has appreciated strengthened relative to the U.S. dollar. This means that it takes fewer Hong Kong dollars to purchase one (1) U.S. dollar. Conversely, an increase in the exchange rate means that the HKD has depreciated / weakened relative to the U.S. dollar. This means that it takes more Hong Kong dollars to purchase one (1) U.S. dollar.

The historical exchange rates of the Hong Kong dollar relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Date. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade, and fluctuations in the exchange rate of the Hong Kong dollar relative to the U.S. dollar will affect the value of your investment. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected, and the payment at maturity on the securities may be reduced.

Hong Kong dollar (expressed as units of HKD per 1 USD)	High	Low	Period End
2005
First Quarter	7.8000	7.7782	7.7992
Second Quarter	7.7997	7.7686	7.7710
Third Quarter	7.7790	7.7575	7.7575
Fourth Quarter	7.7592	7.7519	7.7545
2006
First Quarter	7.7621	7.7509	7.7597
Second Quarter	7.7687	7.7513	7.7663
Third Quarter	7.7918	7.7679	7.7918
Fourth Quarter	7.7934	7.7685	7.7779
2007
First Quarter	7.8167	7.7778	7.8138
Second Quarter	7.8239	7.8062	7.8175
Third Quarter	7.8298	7.7592	7.7747
Fourth Quarter	7.8071	7.7502	7.8000
2008
First Quarter	7.8143	7.7644	7.7830
Second Quarter	7.8152	7.7868	7.7967
Third Quarter	7.8126	7.7575	7.7653
Fourth Quarter	7.7731	7.7498	7.7502
2009
First Quarter	7.7600	7.7500	7.7504
Second Quarter	7.7535	7.7500	7.7501
Third Quarter	7.7517	7.7500	7.7500
Fourth Quarter	7.7580	7.7500	7.7543
2010
First Quarter	7.7765	7.7543	7.7643
Second Quarter (through April 26, 2010)	7.7676	7.7559	7.7637

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© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Annex A

The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the HKSE.

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities

Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1.	Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2.	Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3.	New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

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The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters realtime spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free Float Percentage	Initial Weighting
Free float less than or equal to 15%	Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.
Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

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